Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of iPic Entertainment Inc. (the Company) of our report dated December 5, 2017 on the consolidated financial statements of iPic-Gold Class Entertainment, LLC appearing in the Company’s Regulation A Offering Statement on Form 1-A first filed with the U.S. Securities and Exchange Commission under the Securities Act on December 13, 2017 (including any amendments thereto) and the Company’s related final offering circular dated January 30, 2018.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

February 1, 2018